Exhibit 99.1

October 22, 2020
Analysts: Mark Muth (mark.muth@huntington.com), 614.480.4720
Media: Matt Samson (matt.b.samson@huntington.com), 312.263.0203

HUNTINGTON BANCSHARES INCORPORATED REPORTS 2020 THIRD-QUARTER EARNINGS
Results Include 5% Revenue Growth, 7% Average Loan Growth, and 14% Average Core Deposit Growth
COLUMBUS, Ohio – Huntington Bancshares Incorporated (Nasdaq: HBAN; www.huntington.com) reported net income for the 2020 third quarter of $303 million, a 19% decrease from the year-ago quarter. Earnings per common share for the 2020 third quarter were $0.27, down 21% from the year-ago quarter. Tangible book value per common share as of 2020 third quarter-end was $8.43, a 2% year-over-year increase. Return on average assets was 1.01%, return on average common equity was 10.2%, and return on average tangible common equity was 13.2%. Third-quarter results were impacted by elevated credit provisioning related to the ongoing uncertain economic outlook.

CEO Commentary:
“Our colleagues remain highly engaged and focused on our customers and, as a result, delivered solid third-quarter results in a challenging economic environment. Our underlying earnings power remains strong. We grew revenues 5% in the face of material headwinds and actively managed our expense base to fund investments across our businesses for future growth,” said Steve Steinour, chairman, president, and CEO. "I am particularly pleased with the 7% average loan growth and the robust 14% average core deposit growth as we continue to add and deepen customer relationships across the Bank."
"Our past experience of helping customers in difficult economic moments builds long-term relationships which fuel our growth. During the third quarter, we extended 24-hour Grace for consumers to our business customers. We also introduced our no-fee overdraft $50 Safety Zone for consumers and businesses. These innovative features, among others, help position Huntington as an industry leader in looking out for our customers and advance our vision to make peoples' lives better, help businesses thrive, and strengthen the communities we serve. This is consistent with Huntington's strategy to build the leading People-First, Digitally-Powered bank."
"As we look forward, we are optimistic that business activity and the economic recovery will continue to improve. Small businesses will be essential to the recovery, and we are pleased once again to be the largest SBA 7(a) lender in the nation in fiscal year 2020. During the third quarter, we originated a new record amount of residential mortgages, helping customers realize their dreams of home ownership or refinancing their existing mortgages to help solidify their financial well-being. We also continued to work with customers who have been challenged by the pandemic and are encouraged by the substantial number of customers exiting deferrals."

2020 Third-Quarter Highlights compared with 2019 Third Quarter:
•Fully-taxable equivalent total revenue increased $58 million, or 5%.
•Fully-taxable equivalent net interest income increased $17 million, or 2%.
•Net interest margin decreased 24 basis points to 2.96%.
•Noninterest income increased $41 million, or 11%, driven by a $68 million, or 126%, increase in mortgage banking income.
•Noninterest expense increased $45 million, or 7%, including approximately $15 million of expense related to the implementation of position reductions and planned branch consolidations.
•Efficiency ratio of 56.1%, up from 54.7%.
•Average loans and leases increased $5.4 billion, or 7%, including a $4.3 billion, or 12%, increase in average commercial loans and a $1.1 billion, or 3%, increase in average consumer loans.
•Average core deposits increased $11.4 billion, or 14%, including an $11.6 billion, or 29%, increase in average demand deposits.
•Net charge-offs equated to 0.56% of average loans and leases, up from 0.39%.
•Nonperforming asset ratio of 0.74%, up from 0.64%.
•Provision for credit losses increased $95 million year-over-year to $177 million.
•Allowance for loan and lease losses (ALLL) increased $1.0 billion to $1.8 billion, or 2.21% of total loans and leases; allowance for credit losses (ACL) increased to $1.9 billion, or 2.31% of total loans and leases.
•Common Equity Tier 1 (CET1) risk-based capital ratio of 9.89%, down from 10.02% and consistent with our 9% to 10% operating guideline.
•Tangible common equity (TCE) ratio of 7.27%, down from 8.00%.
•Tangible book value per common share increased $0.18, or 2%, to $8.43.
•In September, Huntington announced the planned consolidation of 27 branches, which are expected to be completed in the 2021 first quarter.

Table 1 – Earnings Performance Summary

	2020			2019
(in millions, except per share data)	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
Net Income	$303	$150	$48	$317	$372
Diluted earnings per common share	0.27	0.13	0.03	0.28	0.34

Return on average assets	1.01%	0.51%	0.17%	1.15%	1.37%
Return on average common equity	10.2	5.0	1.1	11.1	13.4
Return on average tangible common equity	13.2	6.7	1.8	14.3	17.3
Net interest margin	2.96	2.94	3.14	3.12	3.20
Efficiency ratio	56.1	55.9	55.4	58.4	54.7

Tangible book value per common share	$8.43	$8.32	$8.28	$8.25	$8.25
Cash dividends declared per common share	0.15	0.15	0.15	0.15	0.15
Average diluted shares outstanding	1,031	1,029	1,035	1,047	1,051

Average earning assets	$110,665	$109,038	$101,783	$100,062	$99,692
Average loans and leases	80,542	80,199	75,696	75,103	75,096
Average core deposits	90,692	88,878	79,528	79,690	79,335

Tangible common equity / tangible assets ratio	7.27%	7.28%	7.52%	7.88%	8.00%
Common equity Tier 1 risk-based capital ratio	9.89	9.84	9.47	9.88	10.02

NCOs as a % of average loans and leases	0.56%	0.54%	0.62%	0.39%	0.39%
NAL ratio	0.70	0.81	0.72	0.62	0.58
ACL as a % of total loans and leases	2.31	2.27	2.05	1.18	1.18

Net Interest Income, Net Interest Margin, and Average Balance Sheet
Table 2 – Net Interest Income and Net Interest Margin Performance Summary – Year-over-Year Increase in Average Earning Assets Outpaced Net Interest Margin Compression

	2020			2019
($ in millions)	Third	Second	First	Fourth	Third	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Net interest income	$817	$792	$790	$780	$799	3%	2%
FTE adjustment	5	5	6	6	6	0	(17)
Net interest income - FTE	822	797	796	786	805	3	2
Noninterest income	430	391	361	372	389	10	11
Total revenue - FTE	$1,252	$1,188	$1,157	$1,158	$1,194	5%	5%

						Change (bp)
Yield / Cost						LQ	YOY
Total earning assets	3.22%	3.35%	3.88%	4.03%	4.21%	(13)	(99)
Total loans and leases	3.75	3.75	4.29	4.47	4.67	—	(92)
Total securities	2.13	2.35	2.64	2.68	2.74	(22)	(61)
Total interest-bearing liabilities	0.39	0.57	0.98	1.24	1.36	(18)	(97)
Total interest-bearing deposits	0.18	0.28	0.68	0.87	0.98	(10)	(80)

Net interest rate spread	2.83	2.78	2.90	2.79	2.85	5	(2)
Impact of noninterest-bearing funds on margin	0.13	0.16	0.24	0.33	0.35	(3)	(22)
Net interest margin	2.96%	2.94%	3.14%	3.12%	3.20%	2	(24)
See Pages 7-9 of Quarterly Financial Supplement for additional detail.

Fully-taxable equivalent (FTE) net interest income for the 2020 third quarter increased $17 million, or 2%, from the 2019 third quarter. This increase reflected the benefit of an $11.0 billion, or 11%, increase in average earning assets, partially offset by a 24 basis point decrease in the FTE net interest margin (NIM) to 2.96%. The NIM compression reflected a 99 basis point year-over-year decrease in average earning asset yields and a 22 basis point decrease in the benefit from noninterest-bearing funds, partially offset by a 97 basis point decrease in average interest-bearing liability costs. The decrease in earning asset yields was primarily driven by the impact of lower interest rates on commercial loan, home equity loan, and security yields and elevated deposits at the Federal Reserve Bank. The decrease in average interest-bearing liability costs primarily reflected lower interest-bearing deposit costs (down 80 basis points) and lower long-term debt costs (down 172 basis points), both due to the impact of lower interest rates.
Compared to the 2020 second quarter, FTE net interest income increased $25 million, or 3%, reflecting a 1% increase in average earning assets and 2 basis points of NIM expansion. The NIM expansion reflected an 18 basis point decrease in average interest-bearing liability costs, partially offset by a 13 basis point decrease in average earning asset yields and a 3 basis point decrease in the benefit from noninterest-bearing funds. The decrease in average interest-bearing liability costs primarily reflects lower interest-bearing deposit costs (down 10 basis points) and lower long-term borrowings costs (down 71 basis points), both due to the impact of lower interest rates. The decrease in earning asset yields was primarily driven by the impact of lower interest rates on securities yields as well as elevated deposits at the Federal Reserve Bank.

Table 3 – Average Earning Assets – Commercial & Industrial Loans and Elevated Deposits at the Federal Reserve Bank Drive Year-Over-Year Earning Asset Growth

	2020			2019
($ in billions)	Third	Second	First	Fourth	Third	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Commercial and industrial	$34.7	$35.3	$30.8	$30.4	$30.6	(2)%	13%
Commercial real estate	7.2	7.1	6.7	6.8	6.9	2	4
Total commercial	41.9	42.4	37.6	37.2	37.6	(1)	12
Automobile	12.9	12.7	12.9	12.6	12.2	2	6
Home equity	8.9	8.9	9.0	9.2	9.4	0	(5)
Residential mortgage	11.8	11.5	11.4	11.3	11.2	3	5
RV and marine	4.0	3.7	3.6	3.6	3.5	8	14
Other consumer	1.0	1.1	1.2	1.2	1.3	(3)	(17)
Total consumer	38.7	37.8	38.1	37.9	37.5	2	3
Total loans and leases	80.5	80.2	75.7	75.1	75.1	0	7
Total securities	22.8	24.2	24.4	23.2	23.1	(6)	(1)
Held-for-sale and other earning assets	7.3	4.6	1.7	1.8	1.5	58	374
Total earning assets	$110.7	$109.0	$101.8	$100.1	$99.7	1%	11%
See Page 7 of Quarterly Financial Supplement for additional detail.

Average earning assets for the 2020 third quarter increased $11.0 billion, or 11%, from the year-ago quarter, primarily reflecting a $5.4 billion, or 7%, increase in average total loans and leases and a $5.3 billion, or 1039%, increase in interest-bearing deposits at the Federal Reserve Bank. Average commercial & industrial (C&I) loans increased $4.0 billion, or 13%, primarily reflecting the $6.1 billion of average Payroll Protection Program (PPP) loans. Average automobile loans increased $0.7 billion, or 6%, driven by strong production over the past year. Average residential mortgage loans increased $0.6 billion, or 5%, reflecting continued robust portfolio mortgage production. Average RV and marine loans increased $0.5 billion, or 14%, reflecting strong consumer demand and continued strong production levels. Partially offsetting these increases, average home equity loans and lines of credit decreased $0.5 billion, or 5%, reflecting a shift in consumer preferences.
Compared to the 2020 second quarter, average earning assets increased $1.6 billion, or 1%, primarily reflecting a $2.4 billion, or 72%, increase in interest-bearing deposits at the Federal Reserve Bank. Partially offsetting this increase, average securities decreased $1.4 billion, or 6%, reflecting accelerated cash flows within the existing portfolio. Average C&I loans decreased $0.6 billion, or 2%, primarily reflecting lower commercial utilization rates, mainly within dealer floorplan, partially offset by the full quarter impact of $6.1 billion of PPP loans.
While not affecting quarterly average balances, Huntington completed the acquisition of a $0.5 billion equipment finance loan portfolio on September 30, 2020.

Table 4 – Average Liabilities – Demand Deposits Drive Robust Year-over-Year Growth in Core Deposits

	2020			2019
	Third	Second	First	Fourth	Third	Change (%)
($ in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Demand deposits - noninterest-bearing	$27.4	$25.7	$20.1	$20.6	$19.9	7%	38%
Demand deposits - interest-bearing	23.9	23.9	21.2	20.1	19.8	0	21
Total demand deposits	51.3	49.6	41.3	40.7	39.7	4	29
Money market deposits	26.2	25.7	24.7	24.6	24.3	2	8
Savings and other domestic deposits	11.2	10.6	9.6	9.6	9.7	5	15
Core certificates of deposit	2.0	3.0	3.9	4.8	5.7	(32)	(64)
Total core deposits	90.7	88.9	79.5	79.7	79.3	2	14
Other domestic deposits of $250,000 or more	0.2	0.2	0.3	0.3	0.3	(24)	(44)
Brokered deposits and negotiable CDs	4.2	4.1	2.9	2.6	2.6	2	61
Total deposits	$95.1	$93.2	$82.7	$82.6	$82.2	2%	16%

Short-term borrowings	$0.2	$0.8	$3.4	$2.0	$2.3	(80)%	(93)%
Long-term debt	9.3	9.8	10.1	9.9	9.5	(5)	(2)
Total debt	$9.5	$10.6	$13.5	$11.9	$11.8	(11)%	(20)%

Total interest-bearing liabilities	$77.1	$78.2	$76.1	$73.8	$74.2	(1)%	4%
See Page 7 of Quarterly Financial Supplement for additional detail.

Average total interest-bearing liabilities for the 2020 third quarter increased $2.9 billion, or 4%, from the year-ago quarter. Average total deposits increased $12.8 billion, or 16%, while average total core deposits increased $11.4 billion, or 14%. The increase in average total core deposits was primarily driven by business and commercial growth related to the PPP loans and increased liquidity levels in reaction to the economic downturn, consumer growth largely related to government stimulus, increased consumer and business banking account production, and reduced attrition. Specifically within core deposits, average total demand deposits increased $11.6 billion, or 29%, average money market deposits increased $1.9 billion, or 8%, and average savings and other domestic deposits increased $1.5 billion, or 15%. Partially offsetting these increases, average core certificates of deposit (CDs) decreased $3.6 billion, or 64%, reflecting the maturity of balances related to the 2018 consumer deposit growth initiatives. Average brokered deposits and negotiable CDs increased $1.6 billion, or 61%, reflecting balance growth in new and existing brokered deposit accounts. Average total debt decreased $2.4 billion, or 20%, reflecting the repayment of short-term borrowings due to the strong core deposit growth.
Compared to the 2020 second quarter, average total interest-bearing liabilities decreased $1.1 billion, or 1%. Both average total deposits and average total core deposits increased $1.8 billion, or 2%. The increase in average total core deposits was primarily driven by increased consumer and business banking account production, low attrition, increased liquidity levels among our business banking customers, and the seasonal increase in public funds. Specifically within core deposits, average total demand deposits increased $1.8 billion, or 4%, average money market deposits increased $0.5 billion, or 2%, and average savings and other domestic deposits increased $0.5 billion, or 5%. Partially offsetting these increases, average core CDs decreased $1.0 billion, or 32%, reflecting the maturity of balances related to the 2018 consumer deposit growth initiatives. Average total debt decreased $1.1 billion, or 11%, due to the repayment of short-term borrowings as a result of the strong core deposit inflows and a $500 million long-term debt maturity in the 2020 third quarter.

Noninterest Income
Table 5 – Noninterest Income – Record Mortgage Banking Income Drives Growth in Noninterest Income

	2020			2019
	Third	Second	First	Fourth	Third	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Service charges on deposit accounts	$76	$60	$87	$95	$98	27%	(22)%
Card and payment processing income	66	59	58	64	64	12	3
Mortgage banking income	122	96	58	58	54	27	126
Trust and investment management services	48	45	47	47	44	7	9
Insurance income	24	25	23	24	20	(4)	20
Capital markets fees	27	31	33	31	36	(13)	(25)
Bank owned life insurance income	17	17	16	17	18	0	(6)
Gain on sale of loans and leases	13	8	8	16	13	63	0
Net (losses) gains on sales of securities	0	(1)	0	(22)	0	NM	NM
Other noninterest income	37	51	31	42	42	(27)	(12)
Total noninterest income	$430	$391	$361	$372	$389	10%	11%
See Pages 10-11 of Quarterly Financial Supplement for additional detail.

Total noninterest income for the 2020 third quarter increased $41 million, or 11%, from the year-ago quarter. Mortgage banking income increased $68 million, or 126%, primarily reflecting higher secondary marketing spreads and a 73% increase in salable mortgage originations. Partially offsetting this increase, service charges on deposit accounts decreased $22 million, or 22%, primarily reflecting reduced customer activity and elevated deposits. Capital markets fees decreased $9 million, or 25%, primarily reflecting reduced customer derivatives activity.
Compared to the 2020 second quarter, total noninterest income increased $39 million, or 10%. Mortgage banking income increased $26 million, or 27%, primarily reflecting higher secondary marketing spreads and a 6% increase in salable mortgage originations. Service charges on deposit accounts increased $16 million, or 27%, primarily reflecting a rebound in customer activity and pandemic-related fee waivers in the prior quarter. Card and payment processing income increased $7 million, or 12%, primarily reflecting increased debit card and ATM usage. Partially offsetting these increases, other noninterest income decreased $14 million, or 27%, primarily reflecting the $13 million gain on the annuitization of a retiree health plan and $5 million gain on the sale of the retirement plan services recordkeeping business, both in the prior quarter.

Noninterest Expense
Table 6 – Noninterest Expense – Continued Investment in Talent and Technology Drive Noninterest Expense

	2020			2019
	Third	Second	First	Fourth	Third	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$453	$418	$395	$426	$406	8%	12%
Outside data processing and other services	98	90	85	89	87	9	13
Equipment	44	46	41	42	41	(4)	7
Net occupancy	40	39	40	41	38	3	5
Professional services	12	11	11	14	16	9	(25)
Amortization of intangibles	10	10	11	12	12	0	(17)
Marketing	9	5	9	9	10	80	(10)
Deposit and other insurance expense	6	9	9	10	8	(33)	(25)
Other noninterest expense	40	47	51	58	49	(15)	(18)
Total noninterest expense	$712	$675	$652	$701	$667	5%	7%
(in thousands)
Average full-time equivalent employees	15.7	15.7	15.4	15.5	15.7	0%	0%
See Page 10 of Quarterly Financial Supplement for additional detail.

Total noninterest expense for the 2020 third quarter increased $45 million, or 7%, from the year-ago quarter. Personnel costs increased $47 million, or 12%, primarily reflecting increased incentives and commissions, contract help, overtime, and equity compensation expense as well as $11 million of expense related to position reductions. Outside data processing and other services increased $11 million, or 13%, primarily reflecting the impact of increased technology costs. Partially offsetting these increases, other noninterest expense decreased $9 million, or 18%, primarily as a result of lower travel and business development expense and a $7 million insurance recovery.
Total noninterest expense increased $37 million, or 5%, from the 2020 second quarter. Personnel costs increased $35 million, or 8%, primarily reflecting increased incentive compensation as well as $11 million of expense related to position reductions.

Table 7 – Credit Quality Metrics – Further Deterioration in Economic Outlook Drives Increase in Allowance

	2020			2019
($ in millions)	September 30,	June 30,	March 31,	December 31,	September 30,
Total nonaccrual loans and leases	$569	$648	$558	$468	$438
Total other real estate	5	7	10	11	12
Other NPAs (1)	28	58	18	19	32
Total nonperforming assets	602	713	586	498	482
Accruing loans and leases past due 90+ days	175	194	167	171	163
NPAs + accruing loans & leases past due 90+ days	$777	$907	$753	$669	$645
NAL ratio (2)	0.70%	0.81%	0.72%	0.62%	0.58%
NPA ratio (3)	0.74	0.89	0.75	0.66	0.64
(NPAs+90 days)/(Loans+OREO)	0.96	1.13	0.96	0.89	0.86
Provision for credit losses	$177	$327	$441	$79	$82
Net charge-offs	113	107	117	73	73
Net charge-offs / Average total loans	0.56%	0.54%	0.62%	0.39%	0.39%
Allowance for loans and lease losses (ALLL)	$1,796	$1,702	$1,504	$783	$783
Allowance for unfunded loan commitments and letters of credit	82	119	99	104	101
Allowance for credit losses (ACL)	$1,878	$1,821	$1,603	$887	$884
ALLL as a % of:
Total loans and leases	2.21%	2.12%	1.93%	1.04%	1.05%
NALs	316	263	270	167	179
NPAs	298	239	257	157	163
ACL as a % of:
Total loans and leases	2.31%	2.27%	2.05%	1.18%	1.18%
NALs	330	281	287	190	202
NPAs	311	255	273	178	184
(1)Other nonperforming assets include certain impaired securities and/or nonaccrual loans held-for-sale.
(2)Total NALs as a % of total loans and leases.
(3)Total NPAs as a % of sum of loans and leases, other real estate owned, and other NPAs.
See Pages 12-15 of Quarterly Financial Supplement for additional detail.

Asset quality performance continues to be impacted by our oil and gas portfolio, while the remainder of the commercial portfolio has performed in line with expectations. The favorable consumer portfolio metrics continue to reflect our focus on high quality borrowers, who have held up well over the past two quarters.
Nonperforming assets (NPAs) increased to $602 million, or 0.74% of total loans and leases and OREO, from $482 million, or 0.64%, a year ago. Nonaccrual loans and leases (NALs) increased $131 million, or 30%, to $569 million, or 0.70% of total loans and leases. The year-over-year increase was primarily in the commercial portfolio, particularly the oil and gas portfolio. OREO balances decreased $7 million, or 58%, from the year-ago quarter. On a linked quarter basis, NALs decreased $79 million, or 12%, while NPAs decreased $111 million, or 16%.
The provision for credit losses increased $95 million year-over-year to $177 million in the 2020 third quarter. Net charge-offs (NCOs) increased $40 million to $113 million. The oil and gas portfolio accounted for approximately 44% of the $89 million of commercial NCOs, nearly all of which resulted from charge-offs on loans sold in the quarter or under contract to be sold. Consumer NCOs of $24 million were down on both a year-over-year and linked quarter basis, consistent with our expectations. NCOs represented an annualized 0.56% of average loans and leases in the current quarter, up from 0.54% in the prior quarter and up from 0.39% in the year-ago quarter. We remain confident in the long-term credit performance of our loan portfolios.
The allowance for loan and lease losses (ALLL) increased $1.0 billion from the year-ago quarter to $1.8 billion, or 2.21% of total loans and leases. The ALLL as a percentage of period-end total NALs increased to 316% from 179% over the same period. The allowance for credit losses (ACL) increased by $994 million from the year-

ago quarter to $1.9 billion, or 2.31% of total loans and leases. On a linked quarter basis, the ACL increased $57 million. We believe the levels of the ALLL and ACL are appropriate given the current level of problem loans and the economic outlook.

Capital
Table 8 – Capital Ratios – Ratios Remain within Targeted Operating Ranges

	2020			2019
($ in billions)	September 30,	June 30,	March 31,	December 31,	September 30,
Tangible common equity / tangible assets ratio	7.27%	7.28%	7.52%	7.88%	8.00%
Common equity tier 1 risk-based capital ratio (1)	9.89%	9.84%	9.47%	9.88%	10.02%
Regulatory Tier 1 risk-based capital ratio (1)	12.37%	11.79%	10.81%	11.26%	11.41%
Regulatory Total risk-based capital ratio (1)	14.39%	13.84%	12.74%	13.04%	13.29%
Total risk-weighted assets (1)	$88.4	$87.3	$90.2	$87.5	$86.7
(1)September 30, 2020 figures are estimated. Amounts are presented on a Basel III standardized approach basis for calculating risk-weighted assets. The 2020 capital ratios reflect Huntington’s election of a five-year transition to delay for two years the full impact of CECL on regulatory capital, followed by a three-year transition period.
See Pages 16-17 of Quarterly Financial Supplement for additional detail.

The tangible common equity to tangible assets ratio was 7.27% at September 30, 2020, down 73 basis points from a year ago due to year-over-year balance sheet growth. Common Equity Tier 1 (CET1) risk-based capital ratio was 9.89%, down from 10.02% a year ago. The regulatory Tier 1 risk-based capital ratio was 12.37% compared to 11.41% at September 30, 2019. The balance sheet growth impact on regulatory capital ratios was largely offset by a change in asset mix during 2020 related to the PPP loans and elevated deposits at the Federal Reserve (both of which are 0% risk weighted). The capital impact of the repurchase of $284 million of common stock over the last four quarters (none in the 2020 second quarter or 2020 third quarter) and cash dividends effectively offset earnings, adjusted for the CECL transition, on a year-over-year basis.  The regulatory Tier 1 risk-based capital and total risk-based capital ratios also reflect the issuance of $500 million of Series F preferred stock in the 2020 second quarter and $500 million of Series G preferred stock in the 2020 third quarter.
The Board has authorized the repurchase of common shares during the 2020 fourth quarter to offset compensation plan-related share issuances as permitted by the Federal Reserve Board. We may, at our discretion, repurchase common shares as permitted by this Board authorization. Purchases of common shares under the authorization may include open market purchases, privately negotiated transactions, and accelerated share repurchase programs. We currently expect to repurchase approximately $5 million of common shares during the 2020 fourth quarter to offset compensation plan-related share issuances.

Income Taxes
The provision for income taxes was $55 million in the 2020 third quarter and $67 million in the 2019 third quarter. The effective tax rates for the 2020 third quarter and 2019 third quarter were 15.2% and 15.4%, respectively. The variance between the 2020 third quarter and the 2019 third quarter provision for income taxes and effective tax rates relates primarily to lower pre-tax income and the impact of stock-based compensation.
At September 30, 2020, we had a net federal deferred tax liability of $155 million and a net state deferred tax asset of $32 million.

Expectations - 2020
Full year 2020 revenue is expected to increase approximately 3.0% to 3.5% from the prior year. Full year 2020 noninterest expense is expected to increase approximately 2.0% to 2.5% year-over-year.
Average loans and leases are expected to increase approximately 6% year-over-year. Average total deposits are expected to increase approximately 10% compared to full year 2019.
Asset quality metrics are expected to continue to be impacted by COVID-19 and other broader economic conditions. Full year results have been impacted by the oil & gas portfolio. Net charge-offs are expected to be approximately 50 to 55 basis points for the full year 2020.

Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on October 22, 2020, at 10:00 a.m. (Eastern Daylight Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington.com, or through a dial-in telephone number at (877) 407-8029; Conference ID #13709770. Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s website. A telephone replay will be available approximately two hours after the completion of the call through October 30, 2020 at (877) 660-6853 or (201) 612-7415; conference ID #13709770.
Please see the 2020 Third Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found on the Investor Relations section of Huntington's website,
http://www.huntington.com.

About Huntington
Huntington Bancshares Incorporated is a regional bank holding company headquartered in Columbus, Ohio, with $120 billion of assets and a network of 839 full-service branches, including 11 Private Client Group offices, and 1,330 ATMs across seven Midwestern states. Founded in 1866, The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides vehicle finance, equipment finance, national settlement, and capital market services that extend beyond its core states. Visit huntington.com for more information.

Caution regarding Forward-Looking Statements
This communication contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements, which are not historical facts and are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions; the magnitude and duration of the COVID-19 pandemic and its impact on the global economy and financial market conditions and our business, results of operations, and financial condition; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets; movements in interest rates; reform of LIBOR; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services including those implementing our “Fair Play” banking philosophy; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB; and other factors that may affect our future results. Additional factors that could cause results to differ materially from those described above can be found in our 2019 Annual Report on Form 10-K, and our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2020, and for the quarter ended June 30, 2020, as well as our subsequent Securities and Exchange Commission ("SEC") filings, which are on file with the SEC and available in the “Investor Relations” section of our website, http://www.huntington.com, under the heading “Publications and Filings.”
All forward-looking statements speak only as of the date they are made and are based on information available at that time. We do not assume any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Basis of Presentation
Use of Non-GAAP Financial Measures
This document contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, conference call slides, or the Form 8-K related to this document, all of which can be found in the Investor Relations section of Huntington’s website, http://www.huntington.com.
Annualized Data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully-Taxable Equivalent Interest Income and Net Interest Margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Rounding
Please note that columns of data in this document may not add due to rounding.